United States securities and exchange commission logo





                      March 23, 2021

       Christine McCarthy
       Senior Executive Vice President and Chief Financial Officer The Walt Disney Company
       500 South Buena Vista Street
       Burbank, CA 91521

                                                        Re: The Walt Disney
Company
                                                            Form 10-K for
Fiscal Year Ended October 3, 2020
                                                            Filed November 25,
2020
                                                            File NO. 001-38842

       Dear Ms. McCarthy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services